Exhibit 99.4

CRP FINANCIAL STATEMENTS

As of June 30, 2006 and December 31, 2005 and for the six month periods ended June 30, 2006 and 2005:

Unaudited Condensed Consolidated Balance Sheets	2
Unaudited Condensed Consolidated Statements of Income	3
Unaudited Condensed Consolidated Statements of Stockholders’ Equity	4
Unaudited Condensed Consolidated Statements of Cash Flows	5
Notes to Unaudited Condensed Consolidated Financial Statements	6

CNL RETIREMENT PROPERTIES, INC.
AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30, 2006	December 31, 2005
Assets
Real estate investment properties:
Accounted for using the operating method – net of accumulated depreciation of $205,131 and $157,746	$3,126,109	$2,914,817
Accounted for using the direct financing method	473,699	469,238
Intangible lease costs – net of accumulated amortization of $30,479 and $26,021	103,634	99,611
	3,703,442	3,483,666
Cash and cash equivalents	45,660	94,902
Restricted cash	21,757	21,920
Accounts and other receivables – net of allowance for doubtful accounts of $10,800 and $7,200	20,863	23,486
Deferred costs, net	22,851	24,705
Accrued rental income	120,743	99,219
Other assets	65,373	52,935
Real estate held for sale	24,284	32,137
Goodwill	5,791	5,791
	$4,030,764	$3,838,761
Liabilities and stockholders’ equity
Liabilities:
Mortgages payable	$1,350,542	$1,220,190
Bonds payable	104,627	98,016
Construction loans payable	116,125	143,560
Line of credit	100,000	75,000
Due to related parties	203	2,386
Accounts payable and other liabilities	33,753	31,035
Intangible lease liability, net	4,491	4,505
Deferred income	7,879	6,607
Security deposits	21,541	23,954
Total liabilities	1,739,161	1,605,253
Commitments and contingencies
Minority interests	8,794	5,701
Stockholders’ equity:
Preferred stock, without par value Authorized and unissued 3,000 shares	—	—
Excess shares, $.01 par value per share Authorized and unissued 103,000 shares	—	—
Common stock, $.01 par value per share Authorized one billion shares, issued 270,682 and 260,293 shares, respectively, outstanding 264,204 and 255,527 shares, respectively	2,642	2,555
Capital in excess of par value	2,373,735	2,295,307
Accumulated distributions in excess of net income	(103,331)	(74,894)
Accumulated other comprehensive income	9,763	4,839
Total stockholders’ equity	2,282,809	2,227,807
	$4,030,764	$3,838,761

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CNL RETIREMENT PROPERTIES, INC.
AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Seniors’ Housing:
Rental income from operating leases	$62,489	$60,198	$124,754	$115,776
Earned income from direct financing leases	15,076	14,626	30,282	29,192
FF&E reserve income	2,018	1,927	4,010	3,509
Contingent rent	301	290	402	2,011
Medical Facilities:
Rental income from operating leases	22,093	13,789	41,150	26,925
Tenant expense reimbursements	5,178	3,794	9,761	6,504
Property management and development fees	329	1,209	623	2,499
Loan interest income	1,291	—	1,909	—
	108,775	95,833	212,891	186,416
Expenses:
Seniors’ Housing property expenses	135	112	418	367
Medical Facilities operating expenses	9,183	6,172	16,667	11,658
General and administrative	9,132	4,515	13,872	8,538
Asset management fees to related party	5,235	4,624	10,307	8,923
Provision for doubtful accounts	2,004	900	3,527	1,650
Depreciation and amortization	28,785	23,768	55,737	46,505
	54,474	40,091	100,528	77,641
Operating income	54,301	55,742	112,363	108,775
Interest and other income	540	773	1,237	1,404
Interest and loan cost amortization expense	(24,799)	(18,172)	(47,986)	(33,711)
Income before equity in earnings of unconsolidated entity, minority interests in income of consolidated subsidiaries and loss from discontinued operations	30,042	38,343	65,614	76,468
Equity in earnings of unconsolidated entity	273	81	275	83
Minority interests in income of consolidated subsidiaries	(379)	(16)	(465)	(397)
Income from continuing operations	29,936	38,408	65,424	76,154
Loss from discontinued operations	(1,703)	(451)	(1,439)	(5,562)
Net income	$28,233	$37,957	$63,985	$70,592
Net income (loss) per share of common stock (basic and diluted)
From continuing operations	$0.11	$0.15	$0.25	$0.31
From discontinued operations	—	—	—	(0.02)
	$0.11	$0.15	$0.25	$0.29
Weighted average number of shares of common stock outstanding (basic and diluted)	264,196	248,403	260,870	246,974
Distributions declared per common share	$0.1776	$0.1776	$0.3552	$0.3552

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CNL RETIREMENT PROPERTIES, INC.
AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Six Months Ended June 30, 2006
(in thousands, except per share data)

				Accumulated	Accumulated
	Common Stock		Capital in	distributions	other
	Number of		excess of par	in excess of	comprehensive
	shares	Par value	value	net income	income	Total
Balance at December 31, 2005	255,527	$2,555	$2,295,307	$(74,894)	$4,839	$2,227,807
Net income	—	—	—	63,985	—	63,985
Change in fair value of cash flow hedges	—	—	—	—	4,924	4,924
Total comprehensive income (see Note 10)						68,909
Subscriptions received for common stock through public offerings and reinvestment plan	10,390	104	103,079	—	—	103,183
Redemption of common stock	(1,713)	(17)	(16,260)	—	—	(16,277)
Stock issuance costs	—	—	(8,391)	—	—	(8,391)
Distributions declared ($0.3552 per share)	—	—	—	(92,422)	—	(92,422)
Balance at June 30, 2006	264,204	$2,642	$2,373,735	$(103,331)	$9,763	$2,282,809

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CNL RETIREMENT PROPERTIES, INC.
AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2006	2005
Increase (decrease) in cash and cash equivalents:
Net cash provided by operating activities	$102,840	$106,220
Investing activities:
Investment in land, buildings and equipment	(234,842)	(249,311)
Investment in direct financing leases	(300)	(278)
Investment in intangible lease costs	(11,801)	(10,316)
Investment in Senior Secured Term Loan	(19,500)	—
Proceeds from sale of Properties	1,155	—
Payment of acquisition fees and costs	(6,842)	(16,131)
Payment of deferred leasing costs	(2,137)	(468)
Decrease (increase) in restricted cash	(682)	10,456
Net cash used in investing activities	(274,949)	(266,048)
Financing activities:
Proceeds from borrowings on mortgages payable	136,520	228,510
Principal payments on mortgages payable	(5,966)	(3,773)
Proceeds from issuance of bonds payable	10,928	4,704
Retirement of bonds payable	(4,317)	(4,500)
Proceeds from construction loans payable	17,735	35,650
Repayments of construction loans payable	(45,170)	—
Net proceeds from line of credit	25,000	—
Payment on term loan	—	(60,000)
Refund of loan costs	2,657	—
Payment of loan costs	(1,931)	(2,359)
Contributions from minority interests	3,304	670
Distributions to minority interests	(623)	(171)
Subscriptions received from stockholders	103,183	133,539
Distributions to stockholders	(92,422)	(86,596)
Redemption of common stock	(16,315)	(20,079)
Payment of stock issuance costs	(9,716)	(12,639)
Net cash provided by financing activities	122,867	212,956
Net increase (decrease) in cash and cash equivalents	(49,242)	53,128
Cash and cash equivalents at beginning of period	94,902	51,781
Cash and cash equivalents at end of period	$45,660	$104,909
Supplemental schedule of non-cash investing and financing activities:
Mortgage Loans issued in connection with the sale of Properties	$4,800	$—
Mortgages assumed on properties purchased	$—	$43,075

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CNL RETIREMENT PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.             Organizational and Basis of Presentation:

Organization – CNL Retirement Properties, Inc., a Maryland corporation, was organized in December 1997 to operate as a real estate investment trust (a “REIT”) for federal income tax purposes.  Throughout this document, CNL Retirement Properties, Inc. and each of its subsidiaries and several consolidated partnerships and joint ventures are referred to as “CRP,” “we,” “us” and “our.”

CRP acquires primarily real estate properties related to seniors’ housing and health care facilities (the “Properties”) located across the United States.  The Properties may include independent living, assisted living and skilled nursing facilities, continuing care retirement communities (“CCRC”) and life care communities (collectively, “Seniors’ Housing”), medical office buildings, specialty and walk-in clinics, free standing ambulatory surgery centers, specialty or general hospitals and other types of health care-related facilities (collectively, “Medical Facilities”).  Seniors’ Housing facilities are generally leased on a long-term, triple-net basis and Medical Facilities are generally leased on a shorter-term, gross or triple-net basis.  CRP may provide mortgage financing loans (“Mortgage Loans”), furniture, fixture and equipment financing (“Secured Equipment Leases”) and other loans to operators or developers of Seniors’ Housing and Medical Facilities.  In addition, CRP may invest up to a maximum of 5% of total assets in equity interests in businesses, including those that provide services to or are otherwise ancillary to the retirement and health care industries.  CRP operates in one business segment, which is the ownership, development, management and leasing of health care-related real estate.  At June 30, 2006, CRP owned 184 Seniors’ Housing facilities, 89 Medical Facilities, including 2 specialty hospitals and 2 walk-in clinics, and 3 Seniors’ Housing facilities and a parcel of land that CRP holds for sale.

CRP retained CNL Retirement Corp. (the “Advisor”) as CRP’s advisor to provide management, acquisition, advisory and administrative services relating to CRP’s Properties, Mortgage Loans, Secured Equipment Lease program, other loans and other permitted investments pursuant to an advisory agreement dated May 14, 2004 (the “Advisory Agreement”) that was renewed pursuant to a renewal agreement effective May 3, 2005 for a one-year term (the “2005 Renewal Agreement”) and was amended by an amendment to the 2005 Renewal Agreement on July 13, 2005 (the “2005 Renewal Amendment” together with the 2005 Renewal Agreement, the “2005 Renewal Agreements”).  On May 1, 2006, CRP entered into a renewal agreement (the “2006 Renewal Agreement”) with the Advisor, pursuant to which the Advisory Agreement was renewed, as amended by the 2005 Renewal Agreements, for an additional one-year term commencing on May 3, 2006 and ending on May 3, 2007.  The Advisory Agreement may be terminated at an earlier date upon 60 days prior written notice by either party or by mutual consent of the parties.

Strategic Alliances – In 2005, CRP entered into an agreement with The Cirrus Group, LLC (“Cirrus”), a development and property management company, to acquire, at CRP’s election, Medical Facilities, some of which have yet to be developed.  The acquisitions contemplated under this agreement are expected to occur over a five-year term, subject to certain conditions, or until $1.0 billion is invested in Medical Facilities, including specialty hospitals.  CRP will have minority interest partners in connection with the ownership of each of these Properties, including Cirrus principals, physicians and other investors associated with Cirrus principals.  As of June 30, 2006, CRP had acquired a majority equity interest in five Medical Facilities for $84.1 million under this agreement, for which Cirrus and its affiliates made $1.4 million in minority interest contributions.  At June 30, 2006, Cirrus managed 26 of CRP’s Medical Facilities.

In 2005, CRP entered into an agreement to provide a Cirrus affiliate with an interest only, five-year senior secured term loan under which up to $85.0 million (plus capitalized interest) may be borrowed to finance the acquisition, development, syndication and operation of new and existing surgical partnerships (“Senior Secured Term Loan”).  At June 30, 2006, the balance outstanding under the Senior Secured Term Loan was $35.5 million.  In connection with the Senior Secured Term Loan, CRP received stock warrants which are exercisable into a 10% to 15% ownership interest of the borrower.  The stock warrants are exercisable at the earlier of an event of default or the full repayment of the Senior Secured Term Loan and expire in September 2015.

CRP owns a 55% controlling interest in The DASCO Companies, LLC (“DASCO”), a development and property management company.  CRP’s relationship with DASCO has provided and may continue to provide opportunities for CRP to participate in new Medical Facility development and acquisition opportunities as well as Medical Facilities management.  DASCO may also provide development and property management services to third parties.  At June 30, 2006, DASCO managed fifty-five of CRP’s Medical Facilities, including two walk-in clinics and was developing four of CRP’s Medical Facilities.

Basis of Presentation – The accompanying condensed consolidated financial statements (the “consolidated financial statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information and note disclosures required by GAAP for complete financial statements.  The accompanying consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.  Operating results for the six months ended June 30, 2006, may not be indicative of the results that may be expected for the year ending December 31, 2006.  Amounts included in the financial statements as of December 31, 2005, have been derived from the audited financial statements.

These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K of CNL Retirement Properties, Inc. and its subsidiaries for the year ended December 31, 2005.  The accompanying consolidated financial statements include the accounts of CRP’s wholly owned subsidiaries, DASCO and other entities in which CRP owns a majority and controlling interest.  Interests of unaffiliated third parties in less than 100% owned and majority controlled entities are reflected as minority interests.  All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications – Certain items in the prior periods’ financial statements have been reclassified to conform to the 2006 presentation, including those related to CRP’s real estate held for sale (see Note 6).  These reclassifications had no effect on reported equity or net income.

Recently Issued Accounting Pronouncements – In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).  FIN 48, which is effective for fiscal years ending after December 15, 2006, clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”  This Interpretation prescribes a recognition threshold and measurement attribute of tax positions taken or expected to be taken on a tax return.  CRP is currently evaluating the impact FIN 48 will have on CRP’s financial statements.

2.             Pending Merger:

On May 1, 2006, CRP entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Health Care Property Investors, Inc., a Maryland corporation (“HCP”) and Ocean Acquisition 1, Inc., a Maryland corporation and a wholly owned subsidiary of HCP (“Merger Sub”), pursuant to which CRP has agreed to merge (the “Merger”) with and into Merger Sub, with Merger Sub continuing as the surviving corporation. Under the terms of the Merger Agreement, at the effective time of the Merger, each share of CRP’s common stock, par value $0.01, issued and outstanding immediately prior to the effective time of the Merger (other than shares held by HCP, Merger Sub, CRP or any of their or CRP’s respective wholly owned subsidiaries, and any dissenting stockholders), will be converted into the right to receive consideration equivalent in value to approximately $13.47 per share (without interest and based on the closing price of HCP’s common stock on August 1, 2006), consisting of approximately:

•              $11.13 in cash (representing approximately 82% of the total consideration per share); and

•              0.0865 of a share of HCP common stock, par value $1.00 per share.

As of August 1, 2006, CRP had approximately 264.2 million shares of common stock outstanding.  HCP will also assume approximately $1.6 billion of CRP’s outstanding debt.

Simultaneously with the execution of the Merger Agreement, HCP entered into a merger agreement (the “Advisor Merger Agreement”) with the Advisor and the stockholders of the Advisor, pursuant to which HCP has agreed to acquire the Advisor for shares of HCP common stock valued at approximately $120.0 million (the

“Advisor Merger”) at the time of execution of the Advisor Merger Agreement.  The consummation of the Merger and the Advisor Merger are each conditioned upon the consummation of the other and are expected to close early in the fourth quarter of 2006.  There can be no assurances that the Merger and the Advisor Merger will be consummated.

3.             Public Offerings:

CRP completed CRP’s fifth public offering (the “2004 Offering”) on March 26, 2006.  During 2006, CRP raised $103.2 million in subscription proceeds from the 2004 Offering.  Total subscription proceeds received from the 2004 Offering and the four prior public offerings amount to $2.7 billion.

The price per share of all of the equity offerings of CRP’s common stock was $10.00 per share, with the exception of (i) shares purchased pursuant to volume or other discounts and (ii) shares purchased through CRP’s reinvestment plan since the beginning of the 2004 Offering, which have been priced at $9.50 per share.

Redemption Plan – As a result of the pending Merger, CRP’s Board of Directors determined that it is in CRP’s best interest to suspend CRP’s redemption plan, beginning with the second quarter of 2006.  The suspension of CRP’s redemption plan was effective as of June 15, 2006, and therefore beginning with the second quarter of 2006, no shares of CRP’s common stock will be redeemed.

Reinvestment Plan – Also as a result of the pending Merger, CRP’s Board of Directors determined that it is in CRP’s best interest to terminate CRP’s distribution reinvestment plan, beginning with the second quarter of 2006.  The termination of CRP’s distribution reinvestment plan was effective as of June 15, 2006, and therefore beginning with the second quarter of 2006, no distributions to CRP’s stockholders will be reinvested in shares of CRP’s common stock pursuant to CRP’s distribution reinvestment plan.

4.             Acquisitions:

In January 2006, CRP acquired majority equity interests in seven Medical Facilities for $84.5 million which CRP funded, in part, with proceeds from a new $56.3 million, ten-year mortgage loan.  Four of the acquired Properties are located in Texas, two are in Arizona and one is in Missouri, and in aggregate they contain 323,000 square feet.  Cirrus manages the Properties.

In February 2006, CRP acquired a Seniors’ Housing Property that is being developed.  The project is expected to be completed in the fourth quarter of 2006 with an estimated cost of $5.7 million.  The 46-unit assisted living facility is located in Michigan.

In March 2006, CRP acquired majority equity interests in five Medical Facilities for $72.6 million which CRP funded, in part, with proceeds from a new $47.2 million, ten-year mortgage loan.  Four of the Medical Facilities are located in Texas, and one is in Oklahoma, and in aggregate they contain 268,000 square feet.  Cirrus manages the Properties.

In March 2006, CRP acquired a majority equity interest in a Medical Facility for $24.5 million.  The Medical Facility is located in California and contains 55,000 square feet.  Cirrus manages the Property.

In May 2006, CRP acquired majority equity interests in two Medical Facilities for $27.8 million.  The acquired Properties are located in Texas and Utah and, in aggregate they contain 134,000 square feet.  Cirrus manages the Properties.

In June 2006, CRP acquired a majority equity interest in a Medical Facility in Ohio for $3.6 million.  The acquired Property contains 31,000 square feet and is managed by Cirrus.

5.             Other Assets:

Other assets included the following (in thousands):

	June 30, 2006	December 31, 2005
Senior Secured Term Loan	$35,500	$16,000
Property acquisition deposits	—	10,601
Deferred receivables	8,263	6,638
Fair value of cash flow hedges	9,763	4,839
Mortgage Loan receivable	4,800	—
Prepaid expenses	2,620	4,950
Acquisition costs	1,686	7,633
Other	2,741	2,274
	$65,373	$52,935

6.             Real Estate Held For Sale:

In June 2006, CRP entered into an agreement with the lessee of one of CRP’s Properties accounted for under the direct financing method allowing them to exercise a purchase option.  In accordance with the agreement, the lessee has deposited the option purchase price with an escrow agent, and CRP expects the transaction to close in October 2006.  Accordingly, CRP has reclassified the Property as held for sale and recognized an impairment charge of $2.4 million to reduce the Property’s carrying value to the option purchase price less estimated closing costs.  Previously reported results were restated to reflect the reclassification on a comparable basis.

In March 2006, CRP sold two Properties which were classified as held for sale to an unrelated third party for $6.0 million and recorded a net loss of $0.5 million.  CRP issued a Mortgage Loan receivable with a three-year term secured by the Properties in the amount of $4.8 million.  This amount is included in other assets on CRP’s consolidated balance sheet as of June 30, 2006.  Interest is payable annually at a rate of 6.0% and principal is due at maturity.

As of June 30, 2006, real estate held for sale included three Seniors’ Housing facilities and a parcel of land with an aggregate net carrying value of $24.3 million.

The operational results associated with Properties classified as held for sale were presented as loss from discontinued operations in the accompanying consolidated statements of income.  Summarized financial information was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Rental and earned income	$784	$1,279	$1,695	$2,553
Provision for doubtful accounts	—	—	(124)	—
Impairment provisions	(2,387)	(1,543)	(2,387)	(7,740)
Net loss on disposal of Properties	—	—	(450)	—
Loss from discontinued operations	(1,703)	(451)	(1,439)	(5,562)

7.             Indebtedness:

Mortgages payable – At June 30, 2006, CRP had $1.4 billion in mortgage debt collateralized by Properties with an aggregate carrying amount of $2.4 billion.  Interest rates on the mortgage notes ranged from 4.85% to 8.42% with a weighted-average rate of 5.91% at June 30, 2006.

In January 2006, CRP entered into a $56.3 million, ten-year mortgage loan that bears fixed-rate interest at 5.59%.  Payments for the first five years are interest only, with principal payments beginning in March 2011.

In February 2006, CRP entered into a $33.0 million mortgage loan and used the proceeds and cash on hand to pre-pay a $48.0 million construction loan facility with a principal balance of $41.9 million.  The new interest-only, five-year loan bears interest at a rate equal to LIBOR plus 150 basis points (6.59% all-in rate at June 30, 2006).

In March 2006, CRP entered into a $47.2 million, ten-year mortgage loan that bears fixed-rate interest at 5.81%.  Payments for the first five years are interest only, with principal payments beginning in May 2011.

Construction loans payable – Total construction loans outstanding at June 30, 2006 were $116.1 million, and total liquidity remaining was $26.0 million.  During the six months ended June 30, 2006, CRP prepaid a construction loan facility with a $41.9 million balance, entered into a new construction loan facility of $7.7 million and collectively drew a net of $17.7 million under all of CRP’s construction loans related to certain Properties in various stages of development.  The loans are variable interest rate loans and mature from November 2006 through December 2013.  CRP anticipates that CRP will obtain permanent financing to repay the construction loans as they become due.

Line of Credit – At June 30, 2006, $100.0 million was outstanding under CRP’s $320.0 million two-year senior secured revolving line of credit (the “Revolving LOC”).  The Revolving LOC requires interest-only payments at LIBOR plus a percentage that fluctuates depending on CRP’s aggregate amount of debt outstanding in relation to CRP’s total assets (7.02% all-in rate at June 30, 2006, which represents a pricing of LIBOR plus 170 basis points).  The amount available for use under the Revolving LOC is subject to certain limitations based on the pledged collateral.  As of June 30, 2006, the Revolving LOC was collateralized by 36 Properties with a carrying value of $388.8 million that, in the aggregate, allowed CRP to draw up to $283.0 million.

The Merger Agreement with HCP provides, among other things, that CRP cannot incur further indebtedness other than an additional $25.0 million in draw downs under CRP’s Revolving LOC or issue equity or convertible securities without the prior written consent of HCP.  In addition, the Merger Agreement limits CRP’s ability to invest in and encumber assets, make loans and dispose of assets without the prior written consent of HCP.

8.             Financial Instruments – Derivatives and Hedging:

In May 2005, CRP entered into two interest rate swap agreements effective June 1, 2005, and one interest rate swap agreement effective July 1, 2005, for an aggregate notional amount of $233.8 million to hedge against unfavorable fluctuations in interest rates on CRP’s variable interest rate mortgage notes payable.  At June 30, 2006, the fair value of these contracts was $9.8 million and was included in other assets in the accompanying consolidated balance sheets.  The change in net unrealized gain of $4.9 million for the first six months of 2006, for derivatives designated as cash flow hedges is disclosed separately in the accompanying consolidated statement of stockholders’ equity as the change in fair value of cash flow hedges.  The effective portion of gains and losses on these contracts are recognized in accumulated other comprehensive income whereas the ineffective portions are recognized in earnings.  During the six months ended June 30, 2006, the ineffective portion of these hedges was not significant.

9.             Related Party Transactions:

Pursuant to the Advisory Agreement, as amended and renewed, the Advisor and its affiliates earn certain fees and are entitled to receive reimbursement of certain expenses.

Acquisition fees – During the six months ended June 30, 2006 and 2005, CRP incurred acquisition fees of $7.3 million and $15.1 million, respectively, for, among other things, identifying Properties and structuring the terms of the leases (equal to 3.0% of gross offering proceeds and loan proceeds from permanent financing from May 3, 2005 until the present and equal to 4.0% of gross offering proceeds and loan proceeds from May 14, 2004 through May 2, 2005).  These fees are included in other assets in the accompanying consolidated balance sheets prior to being allocated to individual Properties or intangible lease costs.

Management fees – During the quarter and six months ended June 30, 2006, CRP incurred monthly asset management fees totaling $5.3 million and $10.4 million, respectively.  Monthly asset management fees incurred during the quarter and six months ended June 30, 2005 totaled $4.8 million and $9.3 million, respectively (0.05% of the amount actually paid or allocated to the purchase, development, construction or improvement of a property, exclusive of acquisition fees and acquisition expenses, and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month).

Administrative services – CRP’s Advisor and its affiliates provide various administrative services, including, but not limited to, accounting; financial, tax, insurance administration and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations.  During the quarter and six months ended June 30, 2006, CRP incurred $1.1 million and $1.7 million for these services, respectively.  During the quarter and six months ended June 30, 2005, CRP incurred $0.6 million and $2.7 million for these services, respectively.

Offering expenses – Offering expenses incurred by the Advisor and its affiliates on CRP’s behalf, together with selling commissions, the marketing support fee and due diligence expense reimbursements were $8.4 million and $12.5 million during the six months ended June 30, 2006 and 2005, respectively.  These amounts are treated as stock issuance costs and charged to stockholders’ equity.

10.           Comprehensive Income:

The components of CRP’s comprehensive income for the quarter and six months ended June 30, 2006 and 2005 were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income	$28,233	$37,957	$63,985	$70,592
Other comprehensive income (loss):
Net unrealized gain (loss) on cash flow hedge	2,052	(2,002)	4,924	(2,002)
Total comprehensive income	$30,285	$35,955	$68,909	$68,590

11.           Subsequent Events:

Distributions – On July 1 and August 1, 2006, CRP’s Board of Directors authorized distributions to stockholders of record on those dates, totaling $31.3 million, or $0.0592 per share of common stock at each record date, payable by September 30, 2006.

Disposition – On July 27, 2006, CRP sold a Property which was previously classified as held for sale.  CRP received net proceeds of $1.5 million and recorded a net loss of $0.2 million on the sale.